UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2020

Clearside Biomedical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37783	45-2437375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway, Suite 200

Alpharetta, GA 30005

(Address of principal executive offices, including zip code)

(678) 270-3631

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with his appointment as President and Chief Executive Officer of Clearside Biomedical, Inc. (the “Company”), on March 11, 2020, George Lasezkay, Pharm.D., J.D. entered into an Amended and Restated Executive Employment Agreement with the Company (the “Agreement”) setting forth the terms of his employment as the Company’s President and Chief Executive Officer. The Agreement supersedes the letter agreement between the Company and Dr. Lasezkay dated April 16, 2019.

The initial term of the Agreement is through March 1, 2021, and the Agreement will automatically renew for successive one-year terms thereafter unless either party gives the other notice of non-renewal at least 60 days before the renewal date.  Dr. Lasezkay’s employment with the Company is at-will and may be terminated at any time by the Company. Dr. Lasezkay may terminate his employment for good reason (as defined in the employment agreement) or upon 30 days’ notice other than for good reason.

Pursuant to the Agreement, Dr. Lasezkay is entitled to an annual base salary of $503,312.59. He is also eligible to receive an annual target bonus of up to 50% of his base salary based upon the assessment of Dr. Lasezkay’s and the Company’s performance during the relevant period by the Company’s Board of Directors or Compensation Committee. On March 11, 2020, Company also granted 50,000 restricted stock units to Dr. Lasezkay which vest in two equal installments on February 28, 2021 and February 28, 2022 subject to Dr. Lasezkay’s continuous service to the Company through each such date.

In the event the Company terminates Dr. Lasezkay without cause (as defined in the employment agreement), he resigns for good reason or the Company elects not to renew his employment agreement, then, upon execution and effectiveness of a settlement agreement and release of claims in a form acceptable to the Company, Dr. Lasezkay will be entitled to receive (a) an amount equal to 12 months of his annual base salary, less applicable deductions, payable in accordance with the Company’s normal payroll schedule, (b) if the termination occurs on or after July 1 of a given year, a portion of the bonus for which he would have been eligible had he worked for the full calendar year, calculated based on the Company’s determination of the achievement of target objectives and pro-rated to take into account the portion of the year he was employed by the Company, payable in a lump sum, and (c) reimbursement of the cost of health insurance premiums for 12 months or, if shorter, until he obtains reasonably comparable health insurance coverage.  In addition, each equity award held by him shall immediately vest and become exercisable, and the exercise period of each stock option will be extended through the date that is 12 months after the termination (or the original expiration date of the option, if earlier).

If the Company or its successor terminates Dr. Lasezkay without cause, he resigns for good reason or the Company elects not to renew his employment agreement within 12 months after a specified change in control or corporate transaction, then in lieu of the payments and benefits specified above, Dr. Lasezkay will be entitled to receive (a) an amount equal to 18 months of his annual base salary, less applicable deductions, payable in a lump sum, (b) an amount equal to 150% of the performance bonus he would be eligible to earn in the calendar year of termination, (c) reimbursement of the cost of health insurance premiums for 18 or, if shorter, until he obtains reasonably comparable health insurance coverage.  In addition, the equity awards held by him at the time of termination shall immediately vest and become exercisable, and the exercise period of each stock option will be extended through the date that is 12 months after the termination (or the original expiration date of the option, if earlier).

Pursuant to his Agreement, Dr. Lasezkay also entered into an Employee Confidential Information and Inventions Agreement with the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description
10.1	Amended and Restated Executive Employment Agreement, dated March 11, 2020, by and between the Company and George Lasezkay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
Date: March 16, 2020		Charles A. Deignan
Chief Financial Officer